Exhibit 10.22

February 15, 2021

Kevin Weil
Re: Offer of Employment
CONFIDENTIAL

Dear Kevin:

I am pleased to offer you the position of President Product & Business for Planet Labs Inc. (“Planet” or the “Company”). This offer letter sets forth the terms and conditions of your employment with the Company. It is important that you understand clearly both what your compensation and benefits are and what the Company expects of you. By signing this Offer Letter, you will be accepting employment on the following terms.

1.Start Date. Your employment will commence as soon as possible but no later than April 5, 2021.

2.Duties. Your job title will be President Product & Business reporting to Will Marshall, Chief Executive Officer (CEO). Your principle duties will be to develop and implement plans to accelerate revenue growth. You will own Product including creating and implementing a product strategy and roadmap and provide leadership, direction and management of the product teams. You will also own Sales and Marketing, the Chief Commercial Officer (CCO), Chief Marketing Officer (CMO) reporting to you. The President Product & Business will drive alignment between Engineering, Marketing and Sales, and will chair the Go-To-Market (GTM) Team, with the CCO, CMO and in close partnership with the Chief Financial Officer (CFO). The President Product & Business will also have company-wide remit to ensure Planet is a product-led organisation, including communicating the connection between product strategy and the company mission. The President Product & Business shall also join co-founders & CFO on the Strategy Team. Finally, to ensure participation in the formation of strategy and decisions at the highest level, the President Product & Business shall be invited to attend the quarterly meetings of the Board of Directors.

This is a full-time position. You will render such business and professional services consistent with your executive position, as shall be assigned to you by the Company’s CEO.

3.Compensation. This is an exempt position and you will be paid an annual base salary of $60,000 (“Base Salary”), which will be paid on a semi-monthly basis in accordance with the Company’s payroll processes. All reasonable expenses that are documented by you and incurred in the ordinary course of business will be reimbursed according to the Company’s standard policies and procedures.

4.Stock Options. Subject to approval by the Company’s Board of Directors (the “Board”), you will be granted a stock option (the “Option”) to purchase 1,200,000 shares of the Company’s Common Stock (the “Common Stock”). The exercise price of the Option will be the fair market value of the Common Stock on the date of grant as determined by the Board (the “Grant Date”). The Option will be granted under, and will be subject to the terms and conditions of, the Company’s Amended and Restated 2011 Stock Incentive Plan (the "Plan") and your individual Stock Option Agreement ("Stock Option Agreement”). If approved by the Board and subject to your Continuous Service Status (as defined in the Plan), the Option will provide for four (4) year monthly vesting, with the first twelve (12) months of vesting occurring in a “cliff” on the 12 month anniversary of your commencement of employment. Although management of the Company will recommend to the Board of Directors that you be granted the Option, by execution of this Offer Letter, you acknowledge that you have no right to receive the Option unless the grant is approved by the Board.

Subject to approval by the Board, you will be granted a further stock option (the “Additional Option”) to purchase 600,000 shares of the Company’s Common Stock (the “Common Stock”) with vesting of such option based on performance milestones to be mutually agreed with the Board. Half of this will be based on very well expected to hit milestones e.g. the numbers sent to investors that we expect to beat and raise; and half based on reasonable stretch targets.

5.Double-Trigger Acceleration. Subject to approval by the Board: (i) if within 12 months following a Change in Control (as defined in the Plan), you experience an “involuntary separation from service” (as defined in Treasury Regulation 1.409A-1(n) and including resignation for Good Reason (as defined below)) by the Company or any successor to the Company for any reason other than Cause (defined below) or as a result of your voluntary resignation without Good Reason (defined below), then the lesser of the unvested portion of the Option or 50% of the Option will accelerate and be vested immediately as of the date of termination; and (ii) if within 12 months of your employment commencement date you experience an “involuntary separation from service” (as defined in Treasury Regulation 1.(409A-1(n) and including resignation for Good Reason) for any reason other than Cause or as a result of your voluntary resignation without Good Reason, then 12.5% of the Option will accelerate and be vested immediately as of the date of termination, subject in each case to your execution a release in favor of the Company.

“Cause.” For all purposes under this letter, “Cause” means (I) an act of dishonesty made by you in connection with performance of your responsibilities as an employee which results in material harm to the Company, (II) your conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, (III) your intentional misconduct in connection with performance of your duties as an employee of the Company, (IV) your knowing and unauthorized use or disclosure in violation of the Company’s Proprietary Information and Invention Agreement referred to in Section 9 below of any proprietary information or trade secrets of the Company; (V) your persistent and willful failure to perform your duties and responsibilities to the Company after written notice of the acts or omissions constituting such grounds for “Cause” and a failure to remedy such failure within thirty (30) days of your receipt of such written notice; or (VI) your material and willful breach of any obligations under any written agreement or covenant with the Company and failure to remedy such breach within 30 days of your receipt of written notice from the Company specifying the details of such breach. The foregoing definition does not in any way limit the Company’s ability to terminate your employment relationship at any time, and the term “Company” will be interpreted to include any subsidiary, parent, affiliate, or any successor thereto, if appropriate.

“Good Reason.” For all purposes under this letter, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (as discussed below) without cure following the occurrence of one or more of the following, without your written consent: (I) a material reduction of your duties, position, title or responsibilities, or your removal from such position and responsibilities, either of which results in a material diminution of your authority, duties or responsibilities, unless you are provided with a comparable or greater position (i.e., a position of equal or greater organizational level, duties, authority, compensation and status); (II) a material reduction in your base salary or total compensation (base salary plus target bonus) as in effect immediately prior to the Change in Control; (III) a material change in geographic location at which you must perform services (for purposes of this letter, the relocation of you to a facility or a location that is twenty-five (25) miles or more from your then-current location shall be considered a material change in geographic location unless such relocation is closer to your principal residence at the time of such relocation); or (IV) material breach by the Company of any written agreement between the Company and you. You agree that you will not resign for Good Reason without providing the Company written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of thirty (30) days following the date of such notice.

6.Employee Benefits. You will be eligible to participate in Company-sponsored benefits. This will include health benefits, vacation, sick leave, holidays and other benefits that the Company may offer to similarly situated employees from time to time. Your eligibility to receive such benefits will be subject in each case to the generally applicable terms and conditions for the benefits in question and to the determinations of any person or committee administering such benefits. The Company may from time to time, in its sole discretion, amend or terminate the benefits available to you and the Company’s other employees. You will be covered by worker’s compensation insurance, state disability insurance and other governmental benefit programs as required by state law.

7.Adjustments and Changes in Employment Status. Subject to your rights under this Agreement, The Company reserves the right to make personnel decisions regarding your employment, including but not limited to decisions regarding any transfers or other changes in duties or assignments, changes in your salary and other compensation, changes in benefits and changes in Company policies or procedures.

8.At-will Employment. Your employment with the Company is “at‑will.” In other words, either you or the Company can terminate your employment at any time for any reason, with or without cause and with or without notice, without liability except as expressly set forth in this Offer Letter. This term of employment is not subject to change or modification of any kind except if in writing and signed by you and an authorized representative of the Company.

9.Taxes. All forms of compensation referred to in this Offer Letter are subject to reduction to reflect applicable withholding and payroll taxes and all other deductions required by law. You acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

10.Confidentiality; Proprietary Information and Invention Assignment Agreement. You acknowledge and agree that the fact and details of this Offer Letter are highly confidential and may not be disclosed by you to any third party without prior authorization; provided that you may share the terms of this Offer Letter with your legal, tax and financial advisors. The Company reserves the absolute right, in its sole discretion, to withdraw this Offer Letter at any time or terminate your employment (with such termination being considered “for cause”), with or without notice, if it believes you have violated the aforementioned requirement of confidentiality. In addition, as a condition of employment you will be required to sign and abide by the terms of the enclosed Planet Labs Proprietary Information and Inventions Agreement (“PIIA”) and deliver the signed PIIA along with the signed Offer Letter as set forth below.

11.References and Immigration Documents. This Offer Letter is contingent upon satisfactory completion of all of our reference and background checks, and on your ability to prove your identity and authorization to work in the U.S. for the Company. You must comply with the United States Citizenship and Immigration Services employment verification requirements.

12.No Conflicting Obligations. By execution of this Offer Letter, you represent and warrant that your performance of this Offer Letter does not and will not breach any agreement you have entered into, or will enter into, with any other party. You agree not to enter into any written or oral agreement that conflicts with this Offer Letter. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company, you also will not assist any person or entity in competing with the Company, in preparing to compete with the Company or in hiring any employees or consultants of the Company.

13.Integrated Agreement. This Offer Letter supersedes any prior or contemporaneous agreements, representations or promises of any kind, whether written, oral, express or implied between the parties hereto with respect to its subject matter. Likewise, this Offer Letter, the Plan and your Stock Option Agreement will together constitute the full, complete and exclusive agreement between you and the Company with respect to its subject matter. This Agreement may only be changed by a writing, signed by you and an authorized representative of the Company.

14.Severability. If any term of this Offer Letter is held to be invalid, void or unenforceable, the remainder of the terms herein will remain in full force and effect and will in no way be affected, and the parties will use their best efforts to find an alternative way to achieve the same result.

15.Governing Law. The terms of this Offer Letter and the resolution of any dispute as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you and the Company (a “Dispute”) will be governed by the laws of the State of California, without giving effect to the principles of conflict of laws. To the extent not subject to arbitration as described below, you and the Company consent to the exclusive jurisdiction of, and venue in, the state courts in San Francisco County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Northern District of California in connection with any Dispute or any claim related to any Dispute).

16.Arbitration. Except as prohibited by law, you agree that any dispute between you and the Company (or among you, the Company, and any officer, director, employee or affiliates of the Company, each of whom is hereby designated a third party beneficiary of this Offer Letter with respect to this arbitration provision) regarding your employment, including but not limited to disputes regarding compensation, will be resolved solely by final, binding, and confidential arbitration on an individual basis, and not on a class, collective, representative, or private attorney general act representative basis on behalf of other employees. You and the Company agree to bring any dispute in arbitration before JAMS in San Francisco County, California, pursuant to the JAMS Employment Rules & Procedures (which can be reviewed at http://www.jamsadr.com/rules-employment-arbitration/). You on the one hand, and the Company on the other, waive any rights to a jury trial or a bench trial in connection with the resolution of any dispute under this Agreement (although both parties may seek interim emergency relief from a court to prevent irreparable harm pending the conclusion of any arbitration). Nothing in this arbitration provision is intended to prevent you from filing charges with state or federal agencies. THE PARTIES UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES THEY ARE WAIVING ANY RIGHT THEY MIGHT OTHERWISE HAVE TO A JURY TRIAL. Notwithstanding the provisions of this paragraph, any claims by either party arising under the PIIA or involving trade secrets shall be resolved through the courts and not through the arbitration procedure described above. This arbitration provision shall be construed and interpreted in accordance with the laws of the State of California and the Federal Arbitration Act (“FAA”). In the case of a conflict, the FAA will control.

17.Advice of Counsel. You acknowledge that, in executing this offer letter, you have had the opportunity to seek the advice of independent legal counsel and have read and understood all of the terms and provisions of this offer letter. This offer letter shall not be construed against any party by reason of the drafting or preparation hereof.

To confirm your agreement with and acceptance of these terms, please sign one copy of this Offer Letter and one copy of the PIIA (sent separately) and return both of them to me on or before February 19, 2021, else the offer will expire and be null and void. A fully executed copy of the Offer Letter shall be returned to you for your records.

We look forward to your joining Planet Labs!

Sincerely,
Planet Labs Inc.
/s/Will Marshall
Will Marshall, Chief Executive Officer

ACCEPTED and AGREED as of the date below:

/s/ Kevin Weil
Kevin Weil
Date: February 19, 2021